Exhibit 99.1

DATE:	June 30, 2008

CONTACT:	Alan W. Dakey
President & CEO
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

MID PENN BANCORP, INC.

STOCK REPURCHASE PROGRAM TERMINATED

(Millersburg, PA) – A Mid Penn Bancorp, Inc. (AMEX - MBP) Stock Repurchase Program approved by the Board of Directors in September 2005 will terminate on June 30, 2008. The program allowed for purchases totaling up to 250,000 shares. The Company’s open-market purchases have accumulated 34,504 shares, or just 13.8% allowable under the program, during the 33 months since its inception. Despite a weak general market, Mid Penn Bancorp’s stock price reached 52-week highs during the past week. Due to the limited trading volume, compounded by the recent strong share price, Mid Penn Bancorp’s Board of Directors and management decided at the June 25, 2008 Board Meeting to end this program effective June 30, 2008, and directed management to design a new stock repurchase program, focusing on privately negotiated blocks of stock, to be evaluated in the coming months.

Mid Penn Bancorp, Inc., through its subsidiary Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill and Cumberland Counties. Mid Penn Bank is a full-service banking institution that has not participated in any sub-prime lending activities. For more information about Mid Penn Bancorp, visit www.midpennbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.